LOAN AGREEMENT

This Agreement dated as of January 30, 2012, is between Bank of America, NA (the "Bank") and Saker Aviation Services, Inc. (the "Borrower").

1.	DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated tor the purposes of this Agreement:

1.1	"Borrowing Base" means 70% of the balance due on Acceptable Receivables.

After calculating the Borrowing Base as provided above, including, without limitation, reserves for rent at leased locations subject to statutory or contractual landlord's liens, inventory shrinkage, dilution, customs charges, warehousemen's or bailees' charges, liabilities to growers of agricultural products which are entitled to lien rights under the federal Perishable Agricultural Commodities Act or any applicable state law, and the amount of estimated maximum exposure, as determined by the Bank from time to time, under any interest rate contracts which the Borrower enters into with the Bank (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).

1.2	"Acceptable Receivable" means an account receivable which satisfies the following requirements:

(a)	The account has resulted from the sale of goods or the performance of services by the Borrower in the ordinary course of the Borrower's business and without any further obligation on the part of the Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty.

(b)	There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

(c)	The debtor upon the account does not claim any defense to payment of the account, whether well founded or otherwise.

(d)	The account balance does not include the amount of any counterclaims or offsets which have been or may be asserted against the Borrower by the account debtor (including offsets for any "contra accounts" owed by the Borrower to the account debtor for goods purchased by the Borrower or for services performed for the Borrower). To the extent any counterclaims, offsets, or contra accounts exist in favor of the debtor, such amounts shall be deducted from the account balance.

(e)	The account represents a genuine obligation of the debtor for goods sold to and accepted by the debtor or for services performed for and accepted by the debtor. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

(f)	The account balance does not include the amount of any finance or service charges payable by the account debtor. To the extent any finance charges or service charges are included, such amounts shall be deducted from the account balance.

(g)	The Borrower has sent an invoice to the debtor in the amount of the account.

(h)	The Borrower is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor's obligation to pay the account. The Borrower has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the Borrower as a foreign corporation authorized to transact business in such state.

(i)	The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(j)	The debtor upon the account is not any of the following:

(i)	An employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower.

(ii)	The U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation, the Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the obligation, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against the Borrower.

(iii)	Any state, county, city, town or municipality.

(iv)	Any person or entity located in a foreign country.

(k)	The account is not in default. An account will be considered in default if any of the following occur:

(i)	The account is not paid within ninety (90) days from its invoice date.

(ii)	The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

(iii)	Any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors.

(l)	The account is not the obligation of a debtor who is in default (as defined above) on 20% or more of the accounts upon which such debtor is obligated.

(m)	The account does not arise from the sale of goods which remain in the Borrower's possession or under the Borrower's control.

(n)	The account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to the Borrower under any other obligation which is evidenced by a promissory note.

(o)	The account is otherwise acceptable to the Bank.

In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed the concentration limit established for that debtor. To the extent the total of such accounts exceeds a debtor's concentration limit, the amount of any such excess shall be excluded. The concentration limit for each debtor shall be equal to 50% of the total amount of the Borrower's Acceptable Receivables at that time.

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1.3	"Credit Limit" means the amount of One Million One Hundred Fifty Thousand and 00/100 Dollars ($1,150,000.00).

2.	FACILITY NO.1: LINE OF CREDIT AMOUNT AND TERMS

2.1	Line of Credit Amount.

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No.1 Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base.

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)	The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No.1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

2.2	Availability Period. The line of credit is available between the date of this Agreement and June 30, 2012, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No.1 Expiration Date").

The availability period for this line of credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the line of credit (the "Renewal Notice"). If this line of credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. The Borrower specifically understands and agrees that the interest rate applicable to this line of credit may be increased upon renewal and that the new interest rate will apply to the entire outstanding principal balance of the line of credit. If this line of credit is renewed, the term "Expiration Date" shall mean the date set forth in the Renewal Notice as the Expiration Date and the same process for renewal will apply to any subsequent renewal of this line of credit. A renewal fee may be charged at the Bank's option. If so, the amount will be specified in the Renewal Notice.

2.3	Conditions to Availability of Credit. In addition to the items required to be delivered to the Bank under the paragraph entitled "Financial Information" in the "Covenants" section of this Agreement, the Borrower will promptly deliver the following to the Bank at such times as may be requested by the Bank:

(a)	A borrowing certificate, in form and detail satisfactory to the Bank, setting forth the Acceptable Receivables on which the requested extension of credit is to be based.

(b)	Copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables and a listing of the names and addresses of the debtors obligated thereunder.

(c)	Copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.

(d)	Copies of the cash receipts journal pertaining to the borrowing certificate.

2.4	Repayment Terms.

(a)	The Borrower will pay interest on February 20, 2012, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

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(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No.1 Expiration Date.

2.5	Interest Rate.

(a)	The interest rate is a rate per year equal to the BBA LIBOR Daily Floating Rate plus 2.50 percentage point(s).

(b)	The BBA LIBOR Daily Floating Rate is a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the British Bankers Association LlBOR Rate ("BBA LlBOR") for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Bank will use the BBA LlBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LlBOR as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank's sale discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

3.	FACILITY NO. 2: FIXED RATE TERM LOAN AMOUNT AND TERMS

3.1	Loan Amount. The Bank agrees 10 provide a term loan to the Borrower in the amount of Three Hundred Eighteen Thousand One Hundred Ninety Eight and 66/100 Dollars ($318,198.66) (the "Facility No. 2 Commitment").

3.2	Availability Period. The loan was available in one disbursement from the Bank on July 20, 2011.

3.3	Interest Rate. The interest rate is 4.2% per year.

3.4	Repayment Terms.

(a)	The Borrower will repay principal and interest in equal combined installments of Seven Thousand Two Hundred Twenty Two and 77/100 Dollars ($7,222.77) beginning on August 20, 2011, and on the same day of each month thereafter, and ending on July 20, 2015 (the "Repayment Period"). In any event, on the last day of the Repayment Period, the Borrower will repay the remaining principal balance plus any interest then due. Each installment, when paid, will be applied first to the payment of interest accrued. The balance of each installment will be applied to the repayment of principal.

3.5	Prepayments.

The Borrower may prepay principal in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement. Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee. The prepayment fee will be the sum of the fees calculated separately for each Prepaid Installment, as follows:

(a)	The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the Original Payment Date, using the Initial Money Market Funds Rate.

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(b)	The Bank will then subtract from each monthly interest amount determined in (a), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the Treasury Rate.

(c)	If (a) minus (b) for the Prepaid Installment is greater than zero, the Bank will calculate the present value of the monthly differences to the date of prepayment by the rate used in (b) above. The sum of the present values is the prepayment fee for that Prepaid Installment.

(d)	The following definitions will apply to the calculation of the prepayment fee:

"Initial Money Market Funds Rate" means the fixed interest rate per annum, determined solely by the Bank as of the first day of the Interest Period, as the rate at which the Bank would be able to borrow funds in the Money Market for the duration of the Interest Period in the amount of the prepaid principal and with a term, interest payment frequency, and principal repayment schedule equal to the prepaid principal.

"Interest Period" means the period during which the interest rate applicable to prepaid principal is fixed and not subject to change.

"Money Market" means one or more wholesale rate markets available to the Bank, including the LIBOR, Eurodollar, and SWAP rate markets as applicable and available, or such other appropriate Money Market as determined by the Bank in its sale discretion.

"Original Payment Dates" mean the dates on which the prepaid principal would have been paid if there had been no prepayment. If a portion of the principal would have been paid later than the end of the Interest Period in effect at the time of prepayment, then the Original Payment Date for that portion will be the last day of the Interest Period.

"Prepaid Installment" means the amount of the prepaid principal which would have been paid on a single Original Payment Date.

"Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities for a period of time approximating the period starting on the date of the prepayment and ending on the Original Payment Date.

The Bank may adjust the Initial Money Market Funds Rate and the Treasury Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount. The rates shall include adjustments for reserve requirements, federal deposit insurance, and any other similar adjustment which the Bank deems appropriate. Each of the rates is the Bank's estimate only, and the Bank is under no obligation to actually purchase or match funds for any transaction or reinvest any prepayment. The rates are not fixed by or related in any way to any rate the Bank quotes or pays for deposits accepted through its branch system. The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the Bank deems appropriate.

4.	COLLATERAL

The following parties own some or all of the collateral, as shown below: FirstFlight Heliports, LLC ("FirstFlight Heliports, LLC"), FBO Air-Garden City, Inc. ("FBO Air-Garden City, Inc.") and FBO Air-Wilkes-Barre, Inc. ("FBO Air-Wilkes-Barre, Inc.").

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4.1	Personal Property. The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower's obligations to the Bank under this Agreement or, if the collateral is owned by a guarantor, will secure the guaranty, if so indicated in the security agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral. In addition, all personal property collateral owned by the Borrower securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)	Equipment and fixtures owned by the Borrower, FirstFlight Heliports, LLC, FBO Air-Garden City, Inc. and FBO Air-Wilkes-Barre, Inc.

(b)	Inventory owned by the Borrower, FirstFlight Heliports, LLC, FBO Air-Garden City, Inc. and FBO Air-Wilkes-Barre, Inc.

(c)	Receivables owned by the Borrower, FirstFlight Heliports, LLC, FBO Air-Garden City, Inc. and FBO Air-Wilkes-Barre, Inc.

5.	FEES AND EXPENSES

5.1	Fees.

(a)	Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(b)	Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

(c)	Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

5.2	Reimbursement Costs.

(a)	The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

(b)	The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower's books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

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6.	DISBURSEMENTS, PAYMENTS AND COSTS

6.1	Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds, without setoff or counterclaim. Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower's statement, or by such other method as may be permitted by the Bank.

(b)	The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by anyone of authorized signers (each an "Authorized Individual").

(c)	For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters such debit authorized by this Agreement, the Bank may reverse the debit.

(d)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e)	Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"), the Bank will send to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the "Accrued Amount"), the discrepancy will be treated as follows:

(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

6.2	Telephone and Telefax Authorization.

(a)	The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by anyone of the Authorized Individuals.

(b)	Advances will be deposited in and repayments will be withdrawn from account number PA-004678015588 owned by Saker Aviation Services, Inc. or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

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(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

6.3	Direct Debit.

(a)	The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from deposit account number PA-004678015588 owned by Saker Aviation Services, Inc. or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account").

(b)	The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 1.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

6.4	Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.5	Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

6.6	Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

6.7	Additional Costs.

The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by the Bank, using any reasonable method. The costs include, without limitation, the following:

(a)	any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b)	any capital requirements relating to the Bank's assets and commitments for credit.

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"Change in Law" means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

7.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

7.1	Authorizations. If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

7.2	Governing Documents. If required by the Bank, a copy of the Borrower's organizational documents.

7.3	Guaranties. Guaranties signed by FirstFlight Heliports, LLC ("FirstFlight Heliports, LLC"), FBO Air-Garden City, Inc. ("FBO Air-Garden City, Inc.") and FBO Air-Wilkes-Barre, Inc. ("FBO Air-Wilkes-Barre, Inc.").

7.4	Security Agreements. Signed original security agreements covering the personal property collateral which the Bank requires.

7.5	Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

7.6	Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

7.7	Environmental Information. A completed Bank form Environmental Questionnaire.

8.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

8.1	Formation. If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

8.2	Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3	Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

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8.4	Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.5	No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

8.6	Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

8.7	Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

8.8	Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

8.9	Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

8.10	Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

8.11	Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

8.12	No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

8.13	Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

9.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

9.1	Use of Proceeds.

(a)	To use the proceeds of Facility No.1 only for business purposes and working capital.

9.2	Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

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(a)	Copies of the Form 10-K Annual Report filed with the Securities and Exchange Commission, on a consolidated basis, for the Borrower within one hundred twenty (120) days of the Borrower's fiscal year end.

(b)	Copies of the of the Borrower's Form 10-Q Quarterly Report filed with the Securities and Exchange Commission, within sixty (60) days of period end each March, June, September, on a consolidated basis.

(c)	A detailed aging of the Borrower's receivables by invoice or a summary aging by account debtor, as specified by the Bank, within fifteen (15) days after the end of each month.

(d)	A detailed aging of the Borrower's accounts payable or a summary aging by vendor of within fifteen (15) days after the end of each month.

(e)	Within sixty (60) days of the end of period end March, June, September, on a consolidated basis, a compliance certificate of the Borrower signed by an authorized financial officer, and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(f)	Within one hundred twenty (120) days of the Borrower's fiscal year end, on a consolidated basis, a compliance certificate of the Borrower signed by an authorized financial officer, and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(g)	Whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(h)	A borrowing certificate setting forth the amount of Acceptable Receivables as of the last day of each month within fifteen (15) days after month end and, upon the Bank's request, copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables, copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables, and copies of the cash receipts journal pertaining to the borrowing certificate.

(i)	If the Bank requires the Borrower to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrower, a schedule of the amounts so collected and delivered to the Bank.

(j)	Promptly upon the Bank's request a listing of the names and addresses of all debtors obligated upon the Borrower's accounts receivable.

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(k)	Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower's obligations to the Bank as the Bank may request.

9.3	Debt Service Coverage Ratio. To maintain on a consolidated basis a Debt Service Coverage Ratio of at least 1.25:1.00.

"Debt Service Coverage Ratio" means the ratio of Cash Flow to the sum of the current portion of long-term debt and the current portion of capitalized lease obligations, plus interest expense on all obligations.

"Cash Flow" is defined as (a) net income, after income tax, (b) less income or plus loss from discontinued operations and extraordinary items, (c) plus depreciation, depletion, amortization, and non-cash deferred taxes(d) plus interest expense on all obligations, and (e) minus dividends, withdrawals, and other distributions.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the last day of the calculation period.

9.4	Funded Debt to EBITDA Ratio. To maintain on a consolidated basis to be tested on a quarterly basis ,a ratio of Funded Debt to EBITDA not exceeding the amounts indicated for each period specified below to be tested on a quarterly basis:

Period	Amounts

From December 31, 2001 Through September 30, 2012	4.00:1.00

From October 1, 2012 Thereafter	3.00:1:00

"Funded Debt" means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt.

"EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion and amortization. This ratio will be calculated at the end of Each reporting period for which Bank (Secured Party or Lessor) requires financial statements from Bank, using the results of the twelve-month period ending with that reporting period. Funded Debt to include KAC seller note and liabilities related to the redemption of the non-controlling interest.

9.5	Bank as Principal Depository. To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

9.6	Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

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(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

9.7	Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)	Liens and security interests in favor of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d)	Additional purchase money security interests in assets acquired after the date of this Agreement.

9.8	Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)	To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

9.9	Investments. Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing.

(b)	Investments in the Borrower's current subsidiaries.

(c)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

9.10	Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing.

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(b)	Extensions of credit to the Borrower's current subsidiaries.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

9.11	Change of Management. Not to make any substantial change in the present executive or management personnel of the Borrower.

9.12	Change of Ownership. Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than 25% in the direct or indirect capital ownership of the Borrower.

9.13	Additional Negative Covenants. Not to, without the Bank's written consent:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets.

(c)	Engage in any business activities substantially different from the Borrower's present business.

(d)	Liquidate or dissolve the Borrower's business.

9.14	Notices to Bank. To promptly notify the Bank in writing of:

(a)	Any lawsuit over One Hundred Thousand and 00/100 Dollars ($100,000.00) against the Borrower or any Obligor.

(b)	Any substantial dispute between any governmental authority and the Borrower or any Obligor.

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)	Any material adverse change in the Borrower's or any Obligor's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in the Borrower's or any Obligor's name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.

For purposes of this Agreement, "Obligor" shall mean any guarantor, or any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

9.15	Insurance.

(a)	General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business. Each policy shall provide for at least 30 days prior notice to the Bank of any cancellation thereof.

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(b)	Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

9.16	Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower's business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

9.17	ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

9.18	Books and Records. To maintain adequate books and records.

9.19	Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

9.20	Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

9.21	Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

10.	HAZARDOUS SUBSTANCES

10.1	Indemnity Regarding Hazardous Substances. The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

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10.2	Compliance Regarding Hazardous Substances. The Borrower represents and warrants that the Borrower has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.

10.3	Notices Regarding Hazardous Substances. Until full repayment of the loan, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

10.4	Site Visits, Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations where the collateral securing this Agreement (the "Collateral") is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant to this paragraph to avoid interfering with the Borrower's use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof ("Environmental Report") (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank's judgment. The Borrower understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

10.5	Definition of Hazardous Substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

10.6	Continuing Obligation. The Borrower's obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower's obligations to the Bank under this Agreement.

11.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

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11.1	Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

11.2	Other Bank Agreements. Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

11.3	Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has guaranteed.

11.4	False Information. The Borrower or any Obligor has given the Bank false or misleading information or representations.

11.5	Bankruptcy. The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.

11.6	Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower's or any Obligor's business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

11.7	Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

11.8	Judgments. Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or more in excess of any insurance coverage.

11.9	Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

11.10	Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's or any Obligor's financial condition or ability to repay.

11.11	Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

11.12	ERISA Plans. Anyone or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

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11.13	Other Breach Under Agreement. A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with the financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

12.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

12.1	GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

12.2	Governing Law. This Agreement is governed by and shall be interpreted according to federal law and the laws of Pennsylvania. If state or local law and federal law are inconsistent, or if state or local law is preempted by federal law, federal law governs. If the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

12.3	Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

12.4	WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THEY MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO, THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTION OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

12.5	Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

12.6	Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

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12.7	Set-Off.

(a)	In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank or its affiliates against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits and without regard for the availability or adequacy of other collateral. Any Deposits may be converted, sold or otherwise liquidated at prevailing market prices in order to effect such set-off.

(b)	The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)	For the purposes of this paragraph, "Deposits" means any deposits (general or special, time or demand, provisional or final, individual or joint) as well as any money, instruments, securities, credits, claims, demands, income or other property, rights or interests owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank or its affiliates. "Obligations" means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor.

12.8	One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a "promissory note" or a "note" executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

12.9	Disposition of Schedules and Reports. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

12.10	Returned Merchandise. Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

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12.11	Verification of Receivables. The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

12.12	Waiver of Confidentiality. The Borrower authorizes the Bank to discuss the Borrower's financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

12.13	Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

12.14	Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

12.15	Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

12.16	Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower's credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank's policies and practices from time to time in effect.

12.17	Amendment and Restatement of Prior Agreement. This Agreement is an amendment and restatement, in its entirety, of the Loan Agreement entered into as of July 20, 2011, between the Bank and the Borrower, and any indebtedness outstanding thereunder shall be deemed to be outstanding under this Agreement. Nothing in this Agreement shall be deemed to be a repayment or novation of the indebtedness, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

12.18	Limitation of Interest and Other Charges. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

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The Borrower executed this Agreement as of the date stated at the top of the first page, intending to be legally bound.

Bank:

Bank of America, N.A.

By:
Michael McCarty, Vice President

Borrower:

Saker Aviation Services, Inc.

By:	(Seal)
Ronald J. Ricciardi, President/Chief Executive Officer/Secretary

Address where notices to Saker Aviation Services, Inc. are to be sent:	Address where notices to the Bank are to be sent:

101 Hangar Road	Doc Retention – GCF
Avoca, PA 18641-2203	CT2-515-BB-03
US	70 Batterson Park Road
Farmington, CT 06032
Telephone: (570) 457-3400	Fascimile: (866) 255-9922

Federal law requires Bank of America, N.A. (the "Bank") to provide the following. The not part of the foregoing agreement or instrument and may not be altered. Please read the carefully.

(1)          USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower's legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

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RIDER TO LOAN AGREEMENT

This Rider to Loan Agreement is made this 30'" day of January, 2012, and is incorporated into and shall be deemed to amend and supplement that certain Loan Agreement, dated January 30,2012 (as amended, restated, modified or supplemented, (the "Loan Agreement") from Saker Aviation Services, Inc. (the "Borrower") in favor of Bank of America, N.A., a national banking association organized and existing under the laws of the United States of America (the "Bank").

The Borrower and the Bank agree that the Loan Agreement is hereby amended and supplemented as follows:

WARRANT OF ATTORNEY FOR CONFESSION OF JUDGMENT

BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR ANY CLERK OF ANY COURT OF RECORD UPON OR AT ANY TIME AFTER THE OCCURRENCE OF AN EVENT OF DEFAULT TO APPEAR FOR AND CONFESS JUDGMENT AGAINST BORROWER (A) FOR SUCH OF THE OBLIGATIONS AS ARE DUE AND OWING AND/OR MAY BECOME DUE AND OWING AND/OR (B) IN ANY ACTION OF REPLEVIN INSTITUTED BY BANK TO OBTAIN POSSESSION OF ANY COLLATERAL SECURING ANY OF THE OBLIGATIONS, IN EITHER CASE WITH OR WITHOUT DECLARATION, WITH COSTS OF SUIT, WITHOUT STAY OF EXECUTION AND WITH AN AMOUNT EQUAL TO FIFTEEN PERCENT (15%) OF THE AMOUNT DUE OR TO BECOME DUE HEREUNDER, BUT NOT LESS THAN ONE THOUSAND ($1,000.00) DOLLARS ADDED FOR ATTORNEYS' COLLECTION FEES (WHETHER OR NOT SUCH ATTORNEY IS A REGULARLY SALARIED EMPLOYEE OF BANK, ANY PARENT CORPORATION OR ANY SUBSIDIARY OR AFFILIATE THEREOF, WHETHER NOW EXISTING OR HEREAFTER CREATED). TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER: (1) WAIVES THE RIGHT OF INQUISITION ON ANY REAL ESTATE LEVIED ON, VOLUNTARILY CONDEMNS THE SAME, AUTHORIZES THE PROTHONOTARY OR CLERK TO ENTER UPON THE WRIT OF EXECUTION SAID VOLUNTARY CONDEMNATION AND AGREES THAT SAID REAL ESTATE MAY BE SOLD ON A WRIT OF EXECUTION; (2) WAIVES AND RELEASES ALL RELIEF FROM ANY AND ALL APPRAISEMENT, STAY, EXEMPTION OR APPEAL LAWS OF ANY STATE NOW IN FORCE OR HEREAFTER ENACTED; AND (3) RELEASES ALL ERRORS IN SUCH PROCEEDINGS. IF A COPY OF THIS AGREEMENT, VERIFIED BY AFFIDAVIT BY OR ON BEHALF OF BANK, SHALL HAVE BEEN FILED IN SUCH ACTION, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL OF THIS AGREEMENT AS A WARRANT OF ATTORNEY. THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST BORROWER SHALL NOT BE EXHAUSTED BY THE INITIAL EXERCISE THEREOF, AND THE SAME MAY BE EXERCISED FROM TIME TO TIME, AS OFTEN AS BANK SHALL DEEM NECESSARY AND DESIRABLE, AND THIS AGREEMENT SHALL BE A SUFFICIENT WARRANT THEREFOR. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BANK MAY ENTER ONE OR MORE JUDGMENTS IN THE SAME OR DIFFERENT COUNTIES FOR ALL OR ANY PART OF THE OBLIGATIONS, WITHOUT REGARD TO WHETHER JUDGMENT HAS BEEN ENTERED ON MORE THAN ONE OCCASION FOR THE SAME OBLIGATIONS. IN THE EVENT ANY JUDGMENT ENTERED AGAINST BORROWER HEREUNDER IS STRICKEN OR OPENED UPON APPLICATION BY OR ON BORROWER'S BEHALF FOR ANY REASON WHATSOEVER, BANK IS HEREBY AUTHORIZED AND EMPOWERED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TO AGAIN APPEAR FOR AND CONFESS JUDGMENT AGAINST BORROWER ON THE BASIS PROVIDED FOR ABOVE.

POWERS OF ATTORNEY

THE POWERS OF ATTORNEY GRANTED HEREIN OR IN THE LOAN AGREEMENT ARE NOT REVOCABLE AND ARE NOT INTENDED TO BE GOVERNED BY THE PROVISIONS OF SECTION 5601 OF CHAPTER 56 OF TITLE 20 OF THE PENNSYLVANIA CONSOLIDATED STATUTES, AS AMENDED. SUCH POWERS SHALL BE EXERCISED FOR THE BENEFIT OF BANK AND NOT FOR THE BENEFIT OF BORROWER. IN ACTING UNDER SUCH POWERS, BANK HAS NO FIDUCIARY DUTY TO BORROWER.

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This Rider shall amend and supplement the Loan Agreement. In the event of a conflict between the terms of the Loan Agreement and this Rider, the terms of this Rider shall control. The Bank and the Borrower agree that this Rider shall be annexed to the Loan Agreement to evidence the modification of its terms as set forth herein. The Borrower further acknowledges and agrees that all of the terms and conditions of the Loan Agreement shall remain in full force and effect, except as expressly modified herein.

IN WITNESS WHEREOF, this Rider is executed as of the date and year first above written.

Saker Aviation Services, Inc.

By:
Ronald J. Ricciardi, President/Chief Executive Officer/Secretary

WITNESS

Bank of America, N.A.

By:
Michael McCarthy, Vice President

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NOTICE AND WAIVER OF RIGHTS REGARDING
WARRANTS OF ATTORNEY, EXECUTION RIGHTS, AND
WAIVER OF RIGHTS TO PRIOR NOTICE AND JUDICIAL HEARING

Borrower: Saker Aviation Services, Inc.

Guarantor: FirstFlight Heliports, LLC

Guarantor: FBO Air-Garden City, Inc.

Guarantor: FBO Air-Wilkes-Barre, Inc.

Line of Credit in the original principal amount of $1,150,000.00 evidenced by Facility No.1 of that certain Loan Agreement dated January 30, 2012.

This NOTICE AND WAIVER of rights is made by you and given to Bank of America, N. A. (the "Bank") in connection with the above-described credit transaction. IT IS IMPORTANT THAT YOU CAREFULLY READ AND UNDERSTAND THIS DOCUMENT. WHEN YOU SIGN YOUR NAME IN THE SPACE PROVIDED BELOW, YOU ARE ACKNOWLEDGING AND REPRESENTING TO THE BANK THAT YOU HAVE READ AND UNDERSTAND THE CONTENTS OF THIS DOCUMENT.

You will be executing and delivering to the Bank an agreement and/or other loan documents (collectively, the "Loan Documents") which grant to the Bank, among other things, the power and authority to enter JUDGMENT BY CONFESSION against you and to exercise rights of execution, levy, garnishment, seizure of your property and the like. Other than notices required under the Loan Documents, these rights and powers may be exercised by the Bank without giving you any prior notice of its intention to do so. In addition, these powers and rights may be exercised without a prior hearing of any nature.

By executing and delivering this Notice and Waiver, you knowingly, voluntarily and intelligently waive your rights to prior notice (except for any notice which may be required under the specific terms of the Loan Documents) and a hearing or other judicial proceedings to determine your rights and liabilities in connection with the Loan Documents. By signing this Notice and Waiver, you acknowledge that you understand that the Bank may obtain a judgment against you and execute upon and seize forthwith your property and assets without the opportunity to raise any defense, set-off, counterclaim or other claim that you may have. You knowingly, voluntarily and intelligently waive your rights to any prior notice (except for any notice which may be required under the specific terms of the Loan Documents) or judicial determination as a material part of the consideration for this transaction and in order to induce the Bank to enter into this transaction.

You have read the Loan Documents, and clearly and specifically understand that, by signing the Loan Documents which contain the CONFESSION OF JUDGMENT clause:

(a)	You are authorizing the Bank to enter a judgment against you and in favor of the Bank, which will give the Bank a lien upon any real estate which you may own in any county or district where the judgment is entered;

(b)	You are giving up an important right to any notice or opportunity for a hearing before the entry of this judgment on the records of the Court;

(c)	You are agreeing that the Bank may enter this judgment, and understand that you will be unable to contest the validity of the judgment should the Bank enter it, unless you successfully challenge entry of the judgment through a petition to open or strike the judgment, which will require you to retain counsel at your expense;

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(d)	You may be giving up an important right to any notice or opportunity for a hearing before the Bank may request and use the power of the state government to deprive you of your property pursuant to the judgment by seizing or having the Sheriff or other official seize your bank accounts, inventory, equipment, furnishings or any other personal property that you may own, to satisfy any and all obligations owing under the Loan Documents; and

(e)	You may be deprived of the use of any property that is seized by the Bank pursuant to the judgment.

One or more of the Loan Documents contain or may contain provisions authorizing the Bank to take one or more actions on your behalf, including (without limitation), the entry of a judgment by confession as described above. With respect to any such one or more Loan Documents, you acknowledge that such Documents contain one or more powers of attorney that are coupled with an interest, and are for the sole and exclusive benefit of the Bank. Such Loan Documents are being (or have been) executed in connection with a loan or other financial transaction for business purposes only, and not primarily for personal, family or household purposes. The Bank, as your agent under any one or more powers of attorney, is not your fiduciary, but instead, in exercising anyone or more rights with respect to such powers of attorney, may do so for the sole and exclusive benefit of the Bank, and not for your benefit. You acknowledge and agree that the provisions of Title 20, Pennsylvania Consolidated Statutes Section 5601 et. seq., as amended (including, without limitation, Act 39 of 1999) shall not be applicable to any one or more powers of attorney contained in any Loan Document previously, concurrently or in the future executed and delivered by you to the Bank.

You acknowledge and represent that you have consulted (or have had an opportunity to consult) with legal counsel of your choice and with such other experts and advisors as you deemed necessary in connection with the execution and delivery of the Loan Documents (including, without limitation, the provision of the Loan Documents authorizing the confession of judgment and the execution upon and seizure of your property and assets without the opportunity for prior notice or judicial determination of any nature).

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YOU ACKNOWLEDGE THAT YOU HAVE READ THIS NOTICE AND WAIVER PRIOR TO SIGNING THE LOAN DOCUMENTS AND FULLY UNDERSTAND ITS CONTENTS.

IN WITNESS WHEREOF, this Notice and Waiver is executed as of this 30th day of January, 2012.

BORROWER

WITNESS(ES)	Saker Aviation Services, Inc.

By:
Ronald J. Ricciardi, President/Chief Executive Officer/Secretary

GUARANTOR

WITNESS(ES)	FirstFlight Heliports, LLC

By:
Ronald J. Ricciardi, President/Chief Executive Officer/Secretary

GUARANTOR

WITNESS(ES)	FBO Air-Garden City, Inc.

By:
Ronald J. Ricciardi, President/Chief Executive Officer/Secretary

GUARANTOR

WITNESS(ES)	FBO Air-Wilkes-Barre, Inc.

By:
Ronald J. Ricciardi, President/Chief Executive Officer/Secretary

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ACKNOWLEDGMENT

COMMONWEALTH OF PENNSYLVANIA   )

                                                                             ) SS:

COUNTY OF _______________                       )

NATURAL PERSON ACKNOWLEDGMENT

On this, the ___ day of ________, 20___, before me, a Notary Public, the undersigned officer, personally appeared _____________________________________ known to me to be the person whose name is subscribed to the within instrument, and acknowledged that he/she executed the same for the purposes therein contained.

BUSINESS ENTITY ACKNOWLEDGMENT

On this, the ___ day of ____________, 20___, before me, a Notary Public, the undersigned officer personally appeared __________________________________, who acknowledged himself/herself to be the _________________________ of __________________________, a _________________________________, and that he/she, in such capacity, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said _____________________________.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

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